SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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FEDERAL-MOGUL CORPORATION
(Name of Registrant as Specified in its Charter)

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NOTICE OF ACTION BY WRITTEN CONSENT

OF THE MAJORITY STOCKHOLDER OF

FEDERAL-MOGUL CORPORATION

26555 NORTHWESTERN HIGHWAY

SOUTHFIELD, MICHIGAN 48033

TO BE EFFECTIVE ON                     , 2008

DATE FIRST MAILED TO STOCKHOLDERS:                     , 2008

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

Dear Federal-Mogul Stockholder:

We hereby give you notice of, and the attached information statement is being distributed in connection with, an action by written consent of the majority stockholder of Federal-Mogul Corporation, a Delaware corporation (“we,” “us,” “our” or the “Company”), taken on May 27, 2008 which will be effective on                     , 2008.

The matters upon which action was taken are:

1.	an amendment to our certificate of incorporation to effect the following changes, among others:

(i)	eliminate all references to the Company’s Class B common stock and related provisions and reclassify the Company’s Class A common stock as the sole class of common stock;

(ii)	remove the supermajority voting provisions that required certain corporate actions to be approved by a majority of the members of our board of directors, including a majority of the directors elected by the holders of the Class A common stock and a majority of the directors elected by the holders of the Class B common stock;

(iii)	prohibit the classification of directors of the Company for staggered terms without stockholder approval;

(iv)	prohibit the adoption of a “rights plan,” “poison pill” or other similar plan without stockholder approval;

(v)	eliminate the provision prohibiting the issuance of nonvoting equity securities (collectively, the “Charter Amendment”); and

2.	the adoption of the stock option agreement with José Maria Alapont, our President and Chief Executive Officer, dated February 15, 2008.

Please review the information statement included with this notice for a more complete description of these matters.

Our board of directors has fixed the close of business on May 30, 2008 as the record date for the determination of stockholders entitled to notice of the action by written consent. Your consent is not required and is not being solicited in connection with this action. The action by written consent authorizing the proposals described in the accompanying information statement will take effect on                     , 2008, and we currently intend to file the Charter Amendment with the Secretary of State of the State of Delaware on or about                     , 2008. The accompanying information statement is being furnished to our stockholders for informational purposes only.

The information statement also constitutes notice of corporate action without a meeting by less than unanimous written consent of our stockholders pursuant to Section 228(e) of the Delaware General Corporation Law.

BY ORDER OF OUR BOARD OF DIRECTORS

Robert L. Katz

Senior Vice President,

General Counsel and Secretary

Southfield, Michigan

                    , 2008

INFORMATION STATEMENT

FOR

FEDERAL-MOGUL CORPORATION

26555 NORTHWESTERN HIGHWAY

SOUTHFIELD, MICHIGAN 48033

This information statement is being furnished to the stockholders of Federal-Mogul Corporation, a Delaware corporation (“we,” “us,” “our” or the “Company”), in connection with an action by written consent of our majority stockholder taken on May 27, 2008 which will be effective on                     , 2008.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The matters upon which action was taken (collectively, the “Proposals”) are:

1.	an amendment to our certificate of incorporation to effect the following changes, among others:

(i)	eliminate all references to the Company’s Class B common stock (the “Class B Stock”) and related provisions and reclassify the Company’s Class A common stock (the “Class A Stock”) as the sole class of common stock;

(ii)	remove the supermajority voting provisions that required certain corporate actions to be approved by a majority of the members of our board of directors, including a majority of the directors elected by the holders of the Class A Stock and a majority of the directors elected by the holders of the Class B Stock;

(iii)	prohibit the classification of directors of the Company for staggered terms without stockholder approval;

(iv)	prohibit the adoption of a “rights plan,” “poison pill” or other similar plan without stockholder approval; and

(v)	eliminate the provision prohibiting the issuance of nonvoting equity securities (collectively, the “Charter Amendment”); and

2.	the adoption of the stock option agreement (the “CEO Stock Option Agreement”) with José Maria Alapont, our President and Chief Executive Officer, dated as of February 15, 2008.

This information statement is being furnished pursuant to the requirements of Rule 14c-2 of the Securities Exchange Act of 1934, as amended, to our stockholders entitled to vote or give an authorization or consent in regard to the Proposals. This information statement is first being mailed on                     , 2008 to our stockholders of record as of May 30, 2008. The action by written consent authorizing the Proposals will take effect on                    , 2008, and we currently intend to file the Charter Amendment with the Secretary of State of the State of Delaware on or about                     , 2008.

Our principal executive offices are located at 26555 Northwestern Highway, Southfield, Michigan 48033, and our telephone number is (248) 354-7700.

QUESTIONS AND ANSWERS ABOUT THIS INFORMATION STATEMENT

Q:	Why am I receiving this information statement?

A:	This information statement provides notice to all of our stockholders of an action by written consent of Thornwood Associates Limited Partnership, our majority stockholder (“Thornwood”). Thornwood holds shares of Class A Stock representing approximately 75% of our outstanding common stock. Thornwood is indirectly owned and controlled by Carl C. Icahn, our Chairman of the Board.

Q:	Why are we amending our certificate of incorporation?

A:	On February 25, 2008, Thornwood exercised the two options held by it to purchase all of the shares of Class B Stock from the Federal-Mogul Asbestos Personal Injury Trust. As a result of the transfer of the Class B Stock to Thornwood, all shares of Class B Stock automatically converted into shares of Class A Stock. For a further discussion of the options exercised by Thornwood, see “Change of Control” in this information statement. No shares of our Class B Stock are currently outstanding. In order to reduce the administrative and recordkeeping burden associated with maintaining a series of common stock for which no shares are, or are intended to be, issued, our board of directors believes it to be in our best interests to eliminate the Class B Stock from our capital structure.

We are also amending our certificate of incorporation to include provisions that will make it more difficult for us to adopt certain anti-takeover provisions in the future. In addition, we are amending our certificate of incorporation to eliminate the provision which prohibits the issuance of nonvoting equity securities.

Q:	Why are we adopting a new stock option agreement for our President and CEO?

A:	The Company’s management and the Compensation Committee believe that an executive’s total compensation package should attract and retain key leadership to the Company and motivate those leaders to perform in the interest of promoting the Company’s global sustainable profitable growth. The CEO Stock Option Agreement is intended to strongly link Mr. Alapont’s total compensation with the value of the Company’s common stock and therefore, with the goals of the stockholders. The execution of the CEO Stock Option Agreement was undertaken to comply with Internal Revenue Code Section 409A in connection with the implementation of Mr. Alapont’s employment agreement. The grant of the option under the CEO Stock Option Agreement must be approved by the Company’s stockholders before December 31, 2008 in order to comply with Internal Revenue Code Section 162(m) and be tax deductible to the extent provided by applicable law.

Q:	What does the board of directors think of the Proposals?

A:	Our board of directors has determined that each of the Proposals is advisable and in our best interests.

Q:	Do I have any appraisal rights?

A:	No. The Delaware General Corporation Law (“DGCL”) does not provide for dissenters’ rights of appraisal in connection with either of the Proposals.

Q:	What do I need to do now?

A:	Nothing. This information statement provides notice to all stockholders of the action to be taken. No vote or proxy is required and we are not requesting you to send us a proxy.

Q:	Whom can I talk to if I have questions about this information statement?

A:	If you have questions regarding the Proposals or this information statement, please contact David Pouliot, Director of Investor Relations. Federal-Mogul Corporation’s address is 26555 Northwestern Highway, Southfield, Michigan 48033, and the telephone number is (248) 354-7700. If you would like additional copies of this information statement or any document we refer to in this information statement, please contact Mr. Pouliot at the address and phone number indicated above.

RECORD DATE

Our board of directors has fixed the close of business on May 30, 2008 (the “Record Date”) as the record date for the determination of stockholders entitled to notice of the Proposals.

OUTSTANDING SHARES

As of the Record Date, there were issued and outstanding 100,500,000 shares of our Class A Stock, each of which is entitled to one vote. As of the Record Date, Thornwood held approximately 75% of our outstanding shares of common stock.

APPROVAL OF OUR BOARD OF DIRECTORS

Our board of directors has determined that each of the Proposals is advisable and in our best interests.

VOTE REQUIRED FOR EACH OF THE PROPOSALS

The Charter Amendment

The Charter Amendment requires the affirmative vote of a majority of the outstanding stock.

Adoption of the CEO Stock Option Agreement

Adoption of the CEO Stock Option Agreement requires the affirmative vote of a majority of the outstanding stock.

Action by Written Consent; No Vote Required

Your consent is not required and is not being solicited in connection with either of the Proposals. Pursuant to Section 228(a) of the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and properly delivered to the corporation. On May 27, 2008, Thornwood, our majority stockholder, acted by written consent and authorized each of the Proposals. Accordingly, the action by written consent of our majority stockholder is sufficient, without the concurring consent of any of our other stockholders, to approve and adopt each of the Proposals.

NOTICE OF ACTION BY WRITTEN CONSENT

Pursuant to Section 228(e) of the DGCL, we are required to provide prompt notice of the taking of corporate action without a meeting by less than unanimous written consent to those stockholders who have not consented in writing to such action. This information statement serves as the notice required by Section  228(e) of the DGCL.

DISSENTER’S RIGHTS OF APPRAISAL

The DGCL does not provide for dissenters’ rights of appraisal in connection with either of the Proposals.

BACKGROUND INFORMATION

The predecessor to Federal-Mogul Corporation (the “Predecessor Company” or the “Predecessor”) and all of its then-existing wholly-owned United States subsidiaries (“U.S. Subsidiaries”) filed voluntary petitions on October 1, 2001 for reorganization under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On October 1, 2001, certain of the Predecessor Company’s United Kingdom subsidiaries (together with the U.S. Subsidiaries, the “Debtors”) filed voluntary petitions for reorganization under the Bankruptcy Code with the Bankruptcy Court. On November 8, 2007, the Bankruptcy Court entered an Order (the “Confirmation Order”) confirming the Fourth Amended Joint Plan of Reorganization for Debtors and Debtors-in-Possession (as Modified) (the “Plan”) and entered Findings of Fact and Conclusions of Law regarding the Plan (the “Findings of Fact and Conclusions of Law”). On November 14, 2007, the United States District Court for the District of Delaware entered an order affirming the Confirmation Order and adopting the Findings of Fact and Conclusions of Law. On December 27, 2007, the Plan became effective in accordance with its terms (the “Effective Date”). On the Effective Date, the Predecessor Company merged with and into New Federal-Mogul Corporation whereupon (i) the separate corporate existence of the Predecessor Company ceased, (ii) New Federal-Mogul Corporation became the surviving corporation and continues to be governed by the laws of the State of Delaware and (iii) New Federal-Mogul Corporation was renamed “Federal-Mogul Corporation” (also referred to as “Federal-Mogul”, the “Company”, the “Successor Company”, or the “Successor”).

CHANGE OF CONTROL

On December 27, 2007, the Company, the Federal-Mogul Asbestos Personal Injury Trust (the “Asbestos Trust”), and Thornwood entered into a stock option agreement (the “Stock Option Agreement”). Pursuant to the Stock Option Agreement, Thornwood acquired from the Asbestos Trust two options that collectively granted Thornwood the right to acquire up to 50,100,000 shares of the Class B Stock from the Asbestos Trust, on the terms and subject to the conditions set forth in the Stock Option Agreement. The Class B Stock was distributed to the Asbestos Trust pursuant to the Plan.

The first option granted under the Stock Option Agreement was an option to acquire 43,141,667 shares of the Class B Stock (the “Initial Option”). The aggregate purchase price for the shares under the Initial Option was $775 million (which represents a per share price of $17.9640719), consisting of $375 million in cash and $400 million in the form of a seven-year unsecured promissory note from Thornwood bearing interest at a fixed rate equal to 4.03969% per year (the “$400 Million Note”).

The second option granted to Thornwood under the Stock Option Agreement was an option to acquire the 6,958,333 shares of Class B Stock owned by the Asbestos Trust and not covered by the Initial Option (the “Secondary Option”). The Secondary Option was exercisable by Thornwood only in the event that Thornwood exercised the Initial Option. The purchase price for the 6,958,333 shares of Class B Stock under the Secondary Option was $125,000,000, which represents a per share price of $17.9640719 (the same as the per share purchase price under the Initial Option). The purchase price for the Secondary Option was satisfied through the discharge by an affiliate of Thornwood of a 60-day interest-free secured loan to the Asbestos Trust made on January 11, 2008 in the amount of $125,000,000 (the “$125 Million Loan”).

On February 25, 2008, Thornwood exercised both the Initial Option and the Secondary Option, thereby acquiring all 50,100,000 shares of Class B Stock owned by the Asbestos Trust. As a result of the transfer of the Class B Stock to Thornwood, pursuant to the Company’s certificate of incorporation, all of the shares of Class B Stock were automatically converted into shares of Class A Stock. No shares of the Class B Stock remain outstanding.

As a result of the exercise of the Initial Option and the Secondary Option by Thornwood, effective February 25, 2008, Thornwood beneficially owns 75,241,924 shares of Class A Stock (including the 50,100,000 shares of Class B Stock purchased upon exercise of the Initial Option and the Secondary Option) or approximately 75% of the outstanding shares of common stock of the Company. As reported under the Schedule 13D filed by Thornwood with the Securities and Exchange Commission (“SEC”) on January 7, 2008, Barberry Corp., a Delaware corporation, is the general partner of Thornwood (“Barberry”) and Barberry is 100% owned by Carl C. Icahn.

PROPOSAL NO. 1—APPROVAL OF THE AMENDMENT TO OUR AMENDED AND

RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE

OUR CLASS B COMMON STOCK

General

Set forth below is a brief summary of the reasons for and the general effects of the Charter Amendment. The Charter Amendment will become effective upon the filing of our Second Amended and Restated Certificate of Incorporation (the “Amended Charter”) with the Secretary of State of the State of Delaware (the “Effective Time”), but in no event will such Charter Amendment become effective earlier than 20 days from the date on which we first send this information statement to our stockholders.

We currently intend to file the Amended Charter with the Secretary of State of the State of Delaware on or about                    , 2008.

It should be noted that, pursuant to Section 242(c) of the DGCL, notwithstanding the authorization of the Charter Amendment by our majority stockholder, the board of directors may abandon the Charter Amendment any time prior to the Effective Time without further action by the stockholders of the Company.

The following summary description of the Charter Amendment is not intended to be complete and is qualified in its entirety by reference to the complete text of the Amended Charter, a copy of which is attached to this information statement as Annex A.

Reasons for the Charter Amendment

Our board of directors has considered the advantages and disadvantages of adopting this Charter Amendment and believes that the adoption of the Charter Amendment will be in the best interests of the Company and our stockholders.

We are amending our certificate of incorporation to effect the following changes, among others:

(i)	eliminate all references to the Company’s Class B Stock and related provisions and reclassify the Company’s Class A Stock as the sole class of common stock;

(ii)	remove the supermajority voting provisions that required certain corporate actions to be approved by a majority of the members of our board of directors, including a majority of the directors elected by the holders of the Class A Stock and a majority of the directors elected by the holders of the Class B Stock;

(iii)	prohibit the classification of directors of the Company for staggered terms without stockholder approval;

(iv)	prohibit the adoption of a “rights plan,” “poison pill” or other similar plan without stockholder approval; and

(v)	eliminate the provision prohibiting the issuance of nonvoting equity securities (collectively, the “Charter Amendment”).

As a result of the exercise of the options by Thornwood under the Stock Option Agreement described above under “Change of Control,” no shares of the Class B Stock remain outstanding. In order to reduce the administrative and recordkeeping burden associated with maintaining a series of common stock for which no shares are, or are intended to be, issued, our board of directors believes it to be in our best interests to eliminate the Class B Stock from our capital structure.

We are also amending our certificate of incorporation to include provisions that will make it more difficult for us to adopt certain anti-takeover provisions in the future. In addition, we are amending our certificate of incorporation to eliminate the provision prohibiting the issuance of nonvoting equity securities.

Certain Effects of the Charter Amendment

Under our certificate of incorporation (the “Current Charter”), the authorized capital stock of the Company is comprised of 400,000,000 shares of Class A Stock, 50,100,000 shares of Class B Stock and 90,000,000 shares of preferred stock. The Charter Amendment would eliminate the 50,100,000 shares of authorized Class B Stock, would reclassify the Class A Stock as the sole class of common stock and would provide that the authorized shares of common stock are 450,100,000 shares. The authorized number of shares of our common stock would not change nor would the authorized number of shares of preferred stock. In conjunction with the elimination of the Class B Stock, the Charter Amendment would eliminate all references to Class B Stock and change all references from Class A Stock to common stock.

Under the Current Charter, the holders of Class A Stock are entitled to appoint directors (the “Class A Directors”) and the holders of Class B Stock are entitled to appoint directors (the “Class B Directors”). The Current Charter provides that if the Class B Stock represents less than fifteen percent of the outstanding common stock of the Company, the Class B Directors must either immediately resign from the board of directors of the Company or will be deemed to have been removed from the board of directors. In accordance with the provisions of the Current Charter, as a result of the conversion of all outstanding shares of Class B Stock into shares of Class A Stock upon transfer of the shares of Class B Stock from the Asbestos Trust to Thornwood, all of the Class B Directors resigned. The Charter Amendment eliminates references to the Class B Directors since no shares of Class B Stock remain outstanding. As a result of the Charter Amendment, all of the directors will compose a single class. After giving effect to the Charter Amendment, the size of the board of directors and the nomination and election of directors will be determined in accordance with the Company’s bylaws.

In connection with the elimination of references to the Class B Stock and the Class B Directors, the Charter Amendment also eliminates the provisions contained in our Current Charter, which require the approval of a majority of the members of the board (which must include both a majority of the Class A Directors and a majority of the Class B Directors) to take certain actions including, without limitation, mergers and the sale of substantially all of the Company’s assets, amendments to its certificate of incorporation and bylaws and change to the size of the board of directors.

The Charter Amendment adopts certain provisions that will make it more difficult for the Company to adopt anti-takeover defenses. The Charter Amendment prohibits the classification of directors of the Company for staggered terms without amendment to the certificate of incorporation, duly adopted by the stockholders of the Company. The Charter Amendment also prohibits the adoption of a “rights plan,” “poison pill” or other similar plan without stockholder approval.

Under the Current Charter, the Company cannot issue nonvoting capital stock of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code. Section 1123(a)(6) of the Bankruptcy Code requires that a plan of reorganization provide for the inclusion in the debtor’s certificate of incorporation of a provision prohibiting the issuance of nonvoting equity securities. In order to comply with Section 1123(a)(6) of the Bankruptcy Code and the Plan, upon emergence from bankruptcy, the Current Charter included such a provision. The Charter Amendment deletes this provision because upon effectiveness of the Plan, this provision is no longer required.

The Charter Amendment is not intended to have any anti-takeover effect.

PROPOSAL NO. 2—ADOPTION OF THE

CEO STOCK OPTION AGREEMENT

The adoption of the CEO Stock Option Agreement has been approved and submitted for stockholder approval by our board of directors. On May 27, 2008, our majority stockholder acted by written consent (to be effective on                    , 2008) to adopt this agreement.

On February 15, 2008, subject to obtaining the approval of the Company’s stockholders, the Company entered into the CEO Stock Option Agreement with José Maria Alapont, our President and Chief Executive Officer. The Company’s management and the Compensation Committee believe that an executive’s total compensation package should attract and retain key leadership to the Company and motivate those leaders to perform in the interest of promoting the Company’s global sustainable profitable growth. The CEO Stock Option Agreement is intended to strongly link Mr. Alapont’s total compensation with the value of the Company’s common stock and therefore, with the goals of the stockholders. The execution of the CEO Stock Option Agreement was undertaken to comply with Internal Revenue Code Section 409A in connection with the implementation of Mr. Alapont’s employment agreement. The grant of the option under the CEO Stock Option Agreement must be approved by the Company’s stockholders before December 31, 2008 in order to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and be tax deductible to the extent provided by applicable law. The following terms of the CEO Stock Option Agreement were determined to be in the best interests of the Company and duly approved by the Company’s board of directors and the majority stockholder.

Terms of the CEO Stock Option Agreement

The foregoing descriptions of the CEO Stock Option Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is attached to this information statement as Annex B and is incorporated herein by reference.

Subject to obtaining the approval of the Company’s stockholders, the CEO Stock Option Agreement grants Mr. Alapont a non-transferable, non-qualified option (the “Option”) to purchase up to 4,000,000 shares of the Company’s Class A Stock subject to the terms and conditions described below. The exercise price for the Option is $19.50 per share, which is at least equal to the fair market value of a share of the Company’s Class A Stock on the date of grant of the Option. The value of the 4,000,000 shares of Class A Stock underlying the Option is $            based on the closing price on the NASDAQ Stock Exchange of the Class A Stock on June    , 2008. In no event may the Option be exercised, in whole or in part, after December 27, 2014 (the “Expiration Date”). The CEO Stock Option Agreement provides for vesting as follows: 60% of the shares of Class A Stock subject to the Option are vested, and an additional 20% of the shares of Class A Stock subject to the Option shall vest on each of March 23, 2009 and March 23, 2010.

The CEO Stock Option Agreement may be amended by us, without stockholder approval, to increase the number of shares of Class A Stock subject to the Option or to reduce the exercise price for the Option. However, any such modifications would require stockholder approval in order to comply with Section 162(m) of the Code.

The following table provides information about our common stock that may be issued upon the exercise of options under the CEO Stock Option Agreement as of December 31, 2007:

New Plan Benefits

CEO Stock Option Agreement

Name and Position	Dollar Value ($)	Number of Units
José Maria Alapont, President and Chief Executive Officer	$6,864,666(1)	4,000,000 shares of Class A Stock

(1)	The amount shown in this column represents the recorded expense for the year ended December 31, 2007 for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. , Share-Based Payment (“FAS 123R”), for granted stock options. In accordance with FAS 123R, the Company determined the amount of compensation expense based upon the estimated fair value of such options as of December 31, 2007.

Certain U.S. Federal Income Tax Effects

The following is a general summary under current law of the material federal income tax consequences with respect to the Option. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as foreign, state and local income taxes, as well as gift and estate tax considerations, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant in light of Mr. Alapont’s personal circumstances.

For federal income tax purposes, Mr. Alapont will not have taxable income on the grant of the Option, nor will the Company be entitled to any deduction. Generally, on exercise of the Option Mr. Alapont will recognize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the difference between the Option exercise price and the fair market value on the exercise date of the shares of Class A Stock with respect to which the Option is exercised. Mr. Alapont’s basis for the stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the shares on the date Mr. Alapont exercises the Option. Any subsequent gain or loss will be generally taxable as capital gains or losses.

In general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for specified executive officers exceeds $1 million in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation” as provided for by the Code and established by a qualifying compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). The CEO Stock Option Agreement has been structured in such a manner that remuneration attributable to the Option will not be subject to the $1 million limitation and the approval of our majority stockholder is intended to satisfy the 162(m) of the Code requirement of obtaining stockholder approval.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee oversees our executive compensation programs. Prior to the Effective Date, the members of the Compensation Committee were all independent directors.

The Company’s management and the Compensation Committee believe that an executive’s total compensation package should attract and retain key leadership to the Company and motivate those leaders to perform in the interest of promoting the Company’s global sustainable profitable growth.

The Compensation Committee annually reviews and approves the compensation of the named executive officers within the meaning of Item 402(a)(3) of Regulation S-K. For the year-ended December 31, 2007, our named executive officers were José Maria Alapont, G. Michael Lynch, Jean Brunol, René Dalleur and William Bowers (collectively, the “Named Executive Officers”) of the Company. On March 13, 2008, Mr. Lynch resigned as our Executive Vice President and Chief Financial Officer, effective March 31, 2008. The Compensation Committee’s review involves a review of all major compensation elements, including: base salary, annual incentive, long-term incentive, and benefits beyond those normally provided to salaried employees. The Company compensates its executives with these elements in order to be competitive in its industry and in the global search for management talent. Each of our major compensation elements is summarized below. The elements are intended to retain and recruit senior leadership with global business experience.

Element	This element is designed to reward:	The level of this element is determined by:	This element and the Company’s decisions on it affect other elements in certain ways:
Base Salary	Experience, knowledge, leadership and level of responsibility.	Factors considered in setting executives’ salaries include experience, performance and internal equity with a premium for global and multi-lingual experience.	May be adjusted to reflect global skills and lack of market competitive long-term incentives. Many other pay elements, such as annual incentives and automobile allowances, are set as a percentage of base salary.

Annual Incentives	Achievement of business goals of increased operational EBITDA, free cash flow, reduction in manufacturing and operating expenses, worker safety, customer satisfaction and quality goals, and increased sales.	Factors considered include experience, performance, job scope and internal equity.	May be adjusted to reflect absence of market competitive long-term incentives.

Long-Term Incentives	Achievement of business goals of increased operational EBITDA, free cash flow, and Global Sustainable Profitable Growth.	Temporary substitute for long term plans—the target incentive for this program is set at 50% of the annual incentive target.	Other than Mr. Alapont’s stock option grant, the temporary substitute for a Long-Term Incentive is paid in cash. See discussion below.

Other Benefits (e.g. tax preparation, automobile allowances)	Retention of senior executive leadership.	Job scope and internal equity.	Company philosophy is for all salaried employees to have a consistent benefits package.

Currently, the elements of compensation are weighted toward base salary and target annual incentives in the form of cash. The President and Chief Executive Officer is involved in the determination of salary levels for the other Named Executive Officers and the review of their compensation elements with the Compensation Committee. As a result of the Company’s U.S. restructuring proceedings, the Company’s long-term incentive plan was replaced with a supplemental annual plan described below. This plan was in place for the full year ending December 31, 2007.

The Compensation Committee receives assistance from the Company’s corporate human resources department and may, from time to time, solicit advice from outside consultants selected by the Compensation Committee in determining compensation amounts and standards. The consultant may perform general compensation and actuarial consulting for the Company. In accordance with the Compensation Committee charter, the Compensation Committee has the authority to select legal, compensation, accounting or other consultant as it deems necessary to advise it.

In 2007, the Company focused its incentive plan objectives on increasing operational EBITDA, which the Company defines as earnings before interest, income tax expense, depreciation and amortization, and excluding impairment charges, Chapter 11 and U.K. Administration expenses, gain on settlement of liabilities subject to compromise, fresh-start reporting adjustments, and restructuring costs. The Compensation Committee excludes these items from operational EBITDA as these items are not directly or indirectly related to individual performance. In addition to operational EBITDA, the Company’s incentive plan promotes the goal of increasing free cash flow generated by the business. As a global automotive and vehicle parts manufacturer and distributor in a highly competitive industry, the Company believes in the need to satisfy its customers while providing a safe working environment for its employees. To promote these goals, worker safety, customer satisfaction and quality goals are included in incentive plan objectives.

From October 1, 2001 through December 27, 2007, the Predecessor Company was in U.S. Bankruptcy restructuring. As a result of the Predecessor Company’s restructuring proceedings, no executive received compensation based upon the equity of the Predecessor Company during calendar years 2005, 2006, or 2007. Since equity was not available for a long-term incentive plan, a substitute program, the Management Incentive Plan Uplift described below, was developed.

Base Salary

The President and Chief Executive Officer’s annual base salary is set by his employment agreement at $1,500,000. This agreement was approved by the board of directors, the primary Chapter 11 stakeholders and the lead stockholder of the reorganized Company. The employment agreement was submitted to the U.S. Bankruptcy Court for the District of Delaware and approved by the court on January 12, 2005. Other Named Executive Officer base salaries are set by the Compensation Committee based upon scope and skill review. When determining base salaries for the Named Executive Officers, the Company and the Compensation Committee look to the degree of experience and talent the executive brings to the Company. As a global automotive and vehicle parts manufacturer and distributor, the Company actively recruits and seeks to hire executives with significant multi-national experience and multi-lingual expertise.

Recognizing the importance to the Company of achieving its business plan targets, no merit salary increases were granted to incentive eligible executives, including the Named Executive Officers, from January 2005 to June 2007. No Named Executive Officers received salary increases in 2007.

Annual Incentives: Annual Management Incentive Plan (MIP)

All of the Named Executive Officers and approximately 1,600 salaried employees globally participate in an annual incentive program called the Management Incentive Plan (“MIP”). Under the MIP, awards can range from 0% to 150% of an executive’s target based on the achievement of EBITDA, cash flow and other goals. The MIP is described more fully following the Summary Compensation Table.

Long-Term Incentives: Management Incentive Plan Uplift (MIP Uplift)

All of the Named Executive Officers and approximately 200 salaried employees globally participate in a substitute for a long-term incentive program called the Management Incentive Plan Uplift (“MIP Uplift”). The MIP Uplift, which generally mirrors the MIP, is described more fully following the Summary Compensation Table.

Long-Term Incentives: Mr. Alapont’s Stock Option Grant

On February 2, 2005, the Predecessor Company entered into a five-year employment agreement with José Maria Alapont, effective March 23, 2005, whereby Mr. Alapont was appointed as the Predecessor Company’s President and Chief Executive Officer. In connection with this agreement, the co-proponents of the Plan (the “Plan Proponents”) agreed to amend the Plan to provide that the reorganized Federal-Mogul would grant to Mr. Alapont stock options equal to at least 4% of the value of the Successor Company at the reorganization date (the “Employment Agreement Options”). The Employment Agreement Options were to vest ratably over the life of the employment agreement, such that one fifth of the Employment Agreement Options were to vest on each anniversary of the employment agreement effective date.

Additionally, one-half of the Employment Agreement Options had an additional feature allowing for the exchange of one half of the options for shares of stock of the Successor Company, at the exchange equivalent of four options for one share of Class A Stock. The Employment Agreement Options without the exchange feature are referred to herein as “plain vanilla options” and those Employment Agreement Options with the exchange feature are referred to as “options with exchange.”

On the Effective Date and in accordance with the Plan, the Company granted to Mr. Alapont stock options to purchase four million shares of Successor Company Class A Stock at an exercise price of $19.50 (the “Granted Options”). Pursuant to the stock option agreement dated as of December 27, 2007 between the Company and Mr. Alapont (the “Initial CEO Stock Option Agreement”), the Granted Options do not have an exchange feature. In lieu of “options with exchange” under the Employment Agreement Options, the Successor Company entered into a deferred compensation agreement with Mr. Alapont intended to be the economic equivalent of the options with exchange. Under the terms of this deferred compensation agreement, Mr. Alapont is entitled to certain distributions of Class A Stock, or, at the election of Mr. Alapont, certain distributions of cash upon certain events as set forth in the Deferred Compensation Agreement dated as of December 27, 2007 between the Company and Mr. Alapont (the “Deferred Compensation Agreement”). The amount of the distributions shall be equal to the fair value of 500,000 shares of Class A Stock, subject to certain adjustments and offsets, determined as of the first to occur of (1) the date on which Mr. Alapont’s employment with the Company terminates, (2) March 23, 2010, the date on which Mr. Alapont’s employment agreement with the Company expires, (3) Mr. Alapont’s death, (4) the date Mr. Alapont becomes disabled (as defined for purposes of Section 409A of the Code), (5) at the election of Mr. Alapont, a change in control (as defined for purposes of Section 409A of the Code), or (6) the occurrence of an unforeseeable emergency (as defined for purposes of Section 409A of the Code).

On February 14, 2008, the Company entered into Amendment No. 1 to the Initial CEO Stock Option Agreement, dated as of February, 14, 2008 (the “Amendment”). Pursuant to the Amendment, the exercise price for the option was increased to $29.75 per share. On February 15, 2008, the Initial CEO Stock Option Agreement as amended was cancelled by mutual written agreement of the Company and Mr. Alapont. On February 15, 2008, subject to obtaining the approval of the Company’s stockholders, the Company entered into the CEO Stock Option Agreement. Subject to stockholder approval, the CEO Stock Option Agreement grants Mr. Alapont the Option subject to the terms and conditions described above under “Proposal No. 2—Adoption of the CEO Stock Option Agreement—Terms of the CEO Stock Option Agreement.” These transactions were undertaken to comply with Section 409A of the Code in connection with the implementation of Mr. Alapont’s employment agreement. The grant of the Option must be approved by the Company’s stockholders before December 31, 2008 in order to comply with Section 162(m) of the Code and be fully tax deductible. The approval of our majority stockholder is intended to satisfy this requirement.

In 2007, approximately $6.9 million has been expensed relating to these options in accordance with FAS 123R. The Company based its determination of the amount of compensation expense associated with these stock options on the fair value calculated as of December 31, 2007 by an actuary. The main assumptions and related option-pricing models used by the Company along with the account expense information are reported in Footnote 20 in Item 8 of the Company’s annual report on Form 10-K for the year ended December 31, 2007.

Other Benefits

The Named Executive Officers participate in various U.S. and non-U.S. benefit programs:

Retirement Plans

The Company maintains certain retirement benefit plans for all U.S.-based salaried employees, including a defined benefit pension plan and a 401(k) plan. The Company also provides certain additional plans with the intent of recruiting and retaining professional and executive talent. The additional retirement plans which cover one or more of the Named Executive Officers are detailed below.

Retirement Plan	Eligible Participants	Plan Benefit
Supplemental Executive Retirement Plan (SERP) This is not a U.S. tax- qualified plan	Employees who exceed U.S. mandated compensation limit for tax-qualified plans, including Mr. Alapont, Mr. Lynch, and Mr. Bowers	Annual credits as of January 1, 2007 range from 1.5% to 9.0% of eligible earnings above the $225,000 government compensation limit for tax-qualified plans plus interest.

Supplemental Key Executive Retirement Plan (SKEPP), also known as the KEY Plan. This is not a U.S. tax - qualified plan.	Mr. Alapont and Mr. Lynch	This plan accrues for a target income replacement level from all Company sponsored plans of up to a maximum of 50% of final average income assuming the executive has attained age 62 and assuming he has earned 20 years of benefit service. The benefit is reduced for retirement earlier than age 62.

French executive defined benefit plan (Retraite Additive) This is not a U.S. tax - qualified plan.	Senior executives based in France, including Mr. Brunol	This plan accrues for a target income replacement of 5% of final average eligible compensation, regardless of years of service.

French executive defined contribution plan (Retraite Entreprises) This is not a U.S. tax - qualified plan.	Senior executives based in France, including Mr. Brunol	Company contributes 5% of eligible compensation to individual investment account. Payout is in the form of a quarterly pension.

Aubange, Belgium Pension Plan This is not a U.S. tax - qualified plan.	A defined benefit plan that covers employees of the Aubange, Belgium facility, including Mr. Dalleur.	Plan payout is a lump sum based on years of service times a multiplier. The Company and the Employees contribute toward plan funding.

Other Benefit Plans and Practices

The Named Executive Officers participate in benefits provided to other salaried employees in their resident countries such as medical, prescription drug and dental coverage, life insurance and disability insurance. Additional programs such as a benefit allowance, automobile allowance, tax preparation allowance and added liability insurance are noted following the Summary Compensation Table.

The Company offers a 401(k) plan for U.S.-based employees. The 401(k) plan provides that the Company matches 25% of the first 8% of the employee’s compensation contributed to the 401(k) plan. Due to U.S. compensation limits some executives do not receive the full benefit of the Company match on their 401(k) contributions. In these situations the amount of the benefit shortfall is calculated and paid directly to the executive as ordinary income. This payment is called the 401(k) excess payment.

Policy regarding 162(m) Deductibility of Compensation

Section 162(m) of the Code generally limits the tax deductibility of annual compensation paid to senior executives to $1,000,000. However, performance based compensation can be excluded from the limit so long as it meets certain requirements.

Our incentive plans are generally not specifically designed to qualify under Section 162(m). Further, the MIP Uplift plan was put in place in lieu of a long term incentive plan and is viewed as an interim program. As such, it was not submitted to the Company’s stockholders for formal approval. This plan was, however, approved by the primary stakeholders in the Company’s chapter 11 proceedings.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended December 31, 2007.

COMPENSATION COMMITTEE
Vincent J. Intrieri, Chairman
Keith A. Meister
David S. Schechter

Compensation of our Named Executive Officers

The following table lists the major compensation items for the Named Executive Officers.

Summary Compensation Table

(a) Name and Principal Position	(b) Year	(c) Salary	(d) Bonus	(f) Option Awards	(g) Non-Equity Incentive Plan Compensation	(h) Change in Pension Value and Nonqualified- Deferred Compensation Earnings	(i) All Other Compensation	(j) Total
José Maria Alapont	2007	1,500,000	—	(1)6,864,666	(2)2,377,500	(3)3,487,069	(4)224,675	14,453,910
President and Chief Executive Officer	2006	1,500,000	—	—	3,415,500	4,140,395	185,814	9,241,709

G. Michael Lynch	2007	535,192	—	—	(5)871,750	(6)2,450	(7)66,763	1,476,155
Former Executive Vice President and Chief Financial Officer	2006	550,000	—	—	882,750	570,847	63,296	2,066,893

Jean Brunol	2007	548,360	—	—	(8)608,405	(9)196,009	(10)103,269	1,456,043
Senior Vice President, Business and Operations Strategy	2006	502,640	—	—	575,271	73,699	24,419	1,176,029

René Dalleur	2007	477,560	—	—	(11)488,092	(12)0	(13)35,263	1,000,915
Senior Vice President, Vehicle Safety and Protection

William Bowers	2007	400,000		—	(15)460,600	(16)65,280	(17)41,291	967,171
Senior Vice President Sales and Marketing	2006	369,231	(14)200,000	—	469,000	26,955	168,264	1,233,450

(1)	The amount shown in this column represents the recorded expense for the year ended December 31, 2007 for financial statement reporting purposes under the accounting rule FAS 123R for granted stock options. See Footnote 20 to the consolidated financial statements included in Item 8 of the Company’s annual report on Form 10-K for the year ended December 31, 2007 for a discussion of the assumptions used in calculating this amount. The Company also recorded compensation expense pertaining to the options which were to be issued pursuant to Mr. Alapont’s employment agreement of $5.6 million and $6.6 million for the years ended December 31, 2006 and 2005, respectively.
(2)	Mr. Alapont participates in the MIP and the MIP Uplift. The amount in column (g) for 2007 reflects a payout level of 106% for the MIP and 105% for the MIP Uplift, which is the payout level for all MIP Uplift participants. The objectives and their achievement and payout levels are detailed in the Incentive Payout Chart below.
(3)	With respect to the amount in Column (h), Mr. Alapont participates in the Personal Retirement Account (PRA) and the SERP. As detailed in his employment contract, Mr. Alapont also participates in a key executive pension plan (the KEY Plan). Payments from the KEY Plan are offset by benefits under the PRA, the SERP and any pension benefits received from prior employers. Under the KEY Plan, Mr. Alapont receives four years of credited service for each year of employment with the Company.
(4)	With respect to the amount in Column (i), it reflects the following: the matching 401(k) plan contributions made by the Company; the 401(k) plan excess payment; the cost of tax preparation services; the cost of umbrella liability coverage; inclusion of spouse on business trips on the corporate aircraft; and a benefit allowance of $90,000, which is in lieu of automobile and other allowances. The Company 401(k) plan and the 401(k) plan excess payment are described above. The amount in column (i) also reflects tax reimbursement, or gross-up, payments consisting of $62,339 in 2007 and $60,875 in 2006.
(5)	Mr. Lynch participates in the MIP and the MIP Uplift. With respect to the 2007 amount in Column (g), it reflects a payout level of 106% in the MIP and 105% in the MIP Uplift. The objectives and their achievement and payout levels are detailed in the Incentive Payout Chart below.
(6)	With respect to the amount in Column (h), Mr. Lynch participates in the PRA and the SERP. Mr. Lynch also participates in a supplemental key executive pension plan (the SKEPP). Payments from the SKEPP are offset by benefits under the defined benefit plan, the SERP and any pension benefits received from prior employers for which he received service credit.

(7)	With respect to the amount in Column (i), it reflects the following: the matching 401(k) plan contributions made by the Company; the 401(k) plan excess payment; an automobile allowance equivalent to 4% of his annual salary; the cost of tax preparation services; the cost of umbrella liability coverage and a medical wellness allowance for Mr. Lynch and his spouse. The amount in column (i) reflects tax reimbursement, or gross-up, payments.
(8)	Mr. Brunol resides in France and is paid 400,000 Euro annually. For consistency, we show the U.S. dollar equivalent using the average Euro-U.S. dollar exchange rate for 2007 of 1.3709 and 1.2566 for 2006. Mr. Brunol participates in the MIP and the MIP Uplift. With respect to the 2007 amount in Column (i), this payment reflects a payout level of 106% for the MIP and 105% in the MIP Uplift. The objectives and their achievement and payout levels are detailed in the Incentive Payout Chart below.
(9)	With respect to the amount in Column (h), it reflects the fact that Mr. Brunol participates in a Company sponsored pension plan in France. The plan is intended to supplement aspects of the French social security system.
(10)	With respect to the amount in Column (i), it reflects the cost of umbrella liability coverage and the cost of a company vehicle provided to Mr. Brunol in France. The aggregate cost of the vehicle was $25,416 and $23,711 for the years 2007 and 2006 respectively.
(11)	Mr. Dalleur is a Belgium citizen working in Germany. He is paid 325,000 Euro annually. For consistency, we show the U.S. dollar equivalent using the average Euro-U.S. dollar exchange rate for 2007 of 1.3709. With respect to the amount in column (g), Mr. Dalleur participates in the MIP and the MIP Uplift. The 2007 payment reflects a payout level of 104% in the MIP and 105% in the MIP Uplift. The objectives and their achievement and payout levels are detailed in the Incentive Payout Chart below.
(12)	With respect to the amount in Column (h), Mr. Dalleur participates in the Aubange, Belgium defined benefit plan which covers all employees at the Aubange, Belgium facility. The present value of Mr. Dalleur’s accrued pension benefit declined between the years 2006 and 2007 as a result of the increase in the discount rate used to measure this pension liability.
(13)	With respect to the amount in Column (i), it reflects an automobile for his use in Germany of $34,273 and the cost of umbrella liability coverage.
(14)	With respect to the amount in column (d), this reflects a one time arrival bonus paid to Mr. Bowers as an incentive for Mr. Bowers to join the Company.
(15)	With respect to the 2007 amount in Column (g), Mr. Bowers participates in the MIP and the MIP Uplift. This payment reflects a 112% payout in the MIP and 105% payout in the MIP Uplift. The objectives and their achievement and payout levels are detailed in the Incentive Payout Chart below.
(16)	With respect to the amount in Column (h), Mr. Bowers participates in the PRA and the SERP.
(17)	With respect to the amount in Column (i), it reflects the following: a $150,000 in 2006 payment to cover all relocation expenses for Mr. Bowers and his family, the matching 401(k) contributions made by the Company, an automobile allowance equivalent to 4% of his paid annual salary; and the cost of umbrella liability coverage. The Company 401(k) Plan is described above. Additionally, the amount in column (i) reflects tax reimbursement, or gross-up, payments.

The following table outlines the ranges of potential payout for the two incentive plans covering the period January 1, 2007 through December 31, 2007. The actual achieved payout is reported in the Summary Compensation Table above.

Grants of Plan Based Awards

Name	Type of Award	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards			All other Stock Awards: Number of Securities Underlying Options (#)	Exercise Price of Options Awards ($ / Share)	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum
José Maria Alapont	Annual Incentive Award	January 1, 2007	$1,125,000	$2,250,000	$3,375,000
	Stock Options	December 27, 2007				4,000,000	$19.50	$33,700,000
G. Michael Lynch	Annual Incentive Award	January 1, 2007	$412,500	$825,000	$1,237,500
Jean Brunol	Annual Incentive Award	January 1, 2007	$263,886	$527,772	$791,658
René Dalleur	Annual Incentive Award	January 1, 2007	$233,910	$467,820	$701,730
William Bowers	Annual Incentive Award	January 1, 2007	$210,000	$420,000	$630,000

The MIP and the MIP Uplift are based upon the same performance period (January 1 to December 31, 2007) and are described below.

	Amounts Actually Received Under Non-Equity Incentive Plan Awards
Name	Management Incentive Plan (MIP)	MIP Uplift
José Maria Alapont	$1,590,000	$787,500
G. Michael Lynch	$583,000	$288,750
Jean Brunol	$406,883	$201,522
René Dalleur	$324,355	$163,737
William Bowers	$313,600	$147,000

MIP and 2007 Payout

Under the terms of the MIP, a participant may receive an incentive within a range of 0% to 150% of his or her target incentive award (the “MIP Target Incentive Award”) depending on performance of a series of objectives applied to the Company’s global business and the participant’s specific business unit. The payout minimums, maximums and curve are:

1.	Below 85% achievement of an objective results in a zero payout for that objective.

2.	85% achievement of an individual objective results in a 50% payout for that objective.

3.	Achievement between 85% and 100% results in increases to payout along a straight line curve.

4.	Achievement of 100% results in a 100% payout.

5.	Achievement above 100% but below 120% results in increases to payout along a straight line curve.

6.	Either 120% achievement or greater than 120% achievement of an individual objective results in a 150% payout for that objective, which is the maximum allowed payout.

7.	All objectives are measured independently of each other.

All participants are measured on strategic global and specific objectives, including increased operational EBITDA, free cash flow, worker safety, and increased sales. Other MIP objectives vary based on the executive’s job objectives and responsibilities. Performance objectives for the MIP are recommended by management and reviewed and approved by the Compensation Committee. The President and CEO makes recommendations for the other Named Executive Officers.

Payment under the MIP is not made until approved by the Compensation Committee. The President and Chief Executive Officer may reduce (or increase within the range limits of the MIP) an incentive payment based on his discretion. MIP Target Incentive Awards are set as a percentage of the participant’s salary and vary based on the participant’s level within the organization.

Mr. Alapont

Objective	Corporate Operational EBITDA	Corporate Free Cash Flow	New Business Bookings	Worker Safety and Quality– Combined	Total
Weighting of Objectives	50%	30%	10%	10%	100%
Achieved in 2007	100%	102%	111%	107%
Payout Level for 2007	100%	105%	128%	117%	106%

The MIP Target Incentive Award for Mr. Alapont is 100% of his base annual salary. This calculation resulted in an achieved incentive in 2007 of 106% of his MIP Target Incentive Award.

Mr. Lynch

Objective	Corporate Operational EBITDA	Corporate Free Cash Flow	New Business Bookings	Worker Safety and Quality– Combined	Total
Weighting of Objectives	50%	30%	10%	10%	100%
Achieved in 2007	100%	102%	111%	107%
Payout Level for 2007	100%	105%	128%	117%	106%

The MIP Target Incentive Award for Mr. Lynch is 100% of his base annual salary. This calculation resulted in an achieved incentive in 2007 of 106% of his MIP Target Incentive Award.

Mr. Brunol

Objective	Corporate Operational EBITDA	Corporate Free Cash Flow	Restructurings	Corporate Business Development	Total
Weighting of Objectives	50%	20%	10%	20%	100%
Achieved in 2007	100%	102%	100%	110%
Payout Level for 2007	100%	105%	100%	125%	106%

The MIP Target Incentive Award for Mr. Brunol is 70% of his base annual salary. This calculation resulted in an achieved incentive in 2007 of 106% of his MIP Target Incentive Award.

Mr. Dalleur

Objective	Business Unit Operational EBITDA	Corporate Free Cash Flow	New Business Bookings	Restructuring	Inventory and Scrap– Combined	Worker Safety, Quality and Service– Combined	Total
Weighting of Objectives	40%	20%	10%	10%	10%	10%	100%
Achieved in 2007	106%	102%	102%	85%	192%	104%
Payout Level for 2007	115%	105%	105%	50%	120%	96%	104%

The MIP Target Incentive Award for Mr. Dalleur is 70% of his base annual salary. This calculation resulted in an achieved incentive in 2007 of 104% of his MIP Target Incentive Award.

Mr. Bowers

Objective	Corporate Operational EBITDA	Corporate Free Cash Flow	New Business Bookings	Material Recovery and Profit Enhancement	Total
Weighting of Objectives	40%	20%	20%	20%	100%
Achieved in 2007	100%	102%	111%	111%
Payout Level for 2007	100%	105%	128%	128%	112%

The MIP Target Incentive Award for Mr. Bowers is 70% of his base annual salary. This calculation resulted in an achieved incentive in 2007 of 112% of his MIP Target Incentive Award.

MIP Uplift

The MIP Uplift provides for a target award (the “MIP Uplift Target Award”) of one-half of the executive’s MIP Target Incentive Award. For example, an executive with a MIP Target Incentive Award of 70% would have a MIP Uplift Target Award of 35%. The MIP Uplift payout schedule and payout curve is the same as the MIP program (within a range of 0% to 150% of target). The objectives of the 2007 MIP Uplift are the same for all participants and are described below. These objectives were selected as a balance between the desire to promote long-term global sustainable profitable growth and the fact that the plan is limited in its measurement to a one year period. Final payout is subject to approval by the Compensation Committee.

2007 MIP Uplift Objectives and Calculation (All Named Executive Officers)

Objective	Corporate Operational EBITDA	Corporate Free Cash Flow	New Business Bookings	Reduction of Manufacturing and Operating Expenses	Reduction in Sales, General and Administrative Expenses	Total
Objectives for All Named Executive Officers	40%	20%	10%	20%	10%	100%
Achieved in 2007	100%	102%	111%	100%	106%
Payout in 2007	100%	105%	128%	100%	115%	105%

The following table sets forth information concerning outstanding stock options held by one or more Named Executive Officers as of December 31, 2007.

2007 Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock that Have Not Vested (#) (3)	Market Value of Shares or Units of Stock that Have Not Vested ($)
José Maria Alapont	12/27/07	1,600,000	2,400,000	$19.50	12/27/2014	N/A	N/A

(1)	This grant of options to purchase 4 million shares of Class A Stock was made on December 27, 2007. This option was repriced on February 14, 2008 to an exercise price of $29.75 per share. The December 27, 2007 option, as amended, was cancelled on February 15, 2008. A new grant, the Option, was made on February 15, 2008 at an option exercise price of $19.50. These transactions were undertaken to comply with Section 409A of the Code in connection with the implementation of Mr. Alapont’s employment agreement. The grant of the Option must be approved by the Company’s stockholders before December 31, 2008 in order to comply with Section 162(m) of the Code and be fully tax deductible. The consent of our majority stockholder to the CEO Stock Option Agreement is intended to satisfy this requirement.
(2)	In no event may the Option be exercised, in whole or in part, after December 27, 2014.
(3)	No other options were awarded in 2007 and no awards of stock or stock units have been made in 2007.

Pension Benefits

The following table outlines the pension programs in which the Named Executive Officers participate. Some cover all salaried employees of the location or country in which they are based and some programs involve additional benefits intended to retain executive talent.

Name	Plan	Number of Years of Credited Service	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
José Maria Alapont	Personal Retirement Account (PRA)(1)		$52,394
	Supplemental Executive Retirement Plan (SERP)(2)		$720,428
	Key Executive Pension Plan (KEY)(3)	11.34	$9,181,593

G. Michael Lynch	Personal Retirement Account (PRA)		$170,901
	Supplemental Executive Retirement Plan (SERP)		$742,296
	Supplemental Key Executive Pension Plan (SKEPP)	10.98	$3,492,516

Jean Brunol	French Executive Pension Plan (Retraite Additive)(4)	2.67	$310,009
	French Retirement Indemnity (a Statutory Plan)	2.67	$30,088

René Dalleur	Aubange Belgium Pension Plan(5)	20.42	$1,649,604

William Bowers	Personal Retirement Account (PRA)		$31,769
	Supplemental Executive Retirement Plan (SERP)		$58,204

(1)	Personal Retirement Account (PRA)

The PRA is a defined benefit pension plan that covers all salaried employees in the United States. Annual credits are made on behalf of the employee based on the employee’s age and eligible compensation is limited to the amount permitted under government regulations ($225,000 in 2007). Interest is also credited each year to the benefit based on U.S. government bond rates. Under the PRA, benefits are payable upon retirement to salaried employees in the form of a lump sum or monthly annuity, at the employee’s election. Accrued pension benefits for participants are expressed as an account balance.

PRA benefits are vested based on a graded five-year schedule for those hired before January 1, 2002. For those hired on or after January 1, 2002, benefits are vested on a five-year cliff schedule (changing to a three-year cliff schedule effective January 1, 2008). Amounts credited under the PRA in 2007 for the eligible Named Executive Officers are detailed in the Summary Compensation Table and its footnotes.

(2)	Supplemental Executive Retirement Account (SERP)

To make up for benefits lost due to the U.S. government cap on compensation eligible for tax-qualified plans, the Company also maintains the SERP, which pays additional pension benefits that would be paid under the PRA if the U.S. federal limits were not in effect. The SERP is a non-qualified defined benefit pension plan. Under the SERP, benefits are payable upon retirement to certain U.S. based executives in the form of a lump sum. Earnings are defined as an employee’s base salary plus overtime, commissions, incentive compensation, incentives and other variable compensation in excess of $225,000 in 2007.

Benefits are vested based upon attainment of age 55 and satisfying a five-year cliff-vesting schedule. Amounts credited under the SERP in 2007 for the eligible Named Executive Officers are detailed in the Summary Compensation Table under Column h.

(3)	Key Executive Pension Plan (KEY) and Supplemental Key Executive Pension Plan (SKEPP)

In addition to the PRA and SERP, the Company maintains a Supplemental Key Executive Pension Plan (SKEPP). (In Mr. Alapont’s case, this plan is called the KEY Plan and is modified in a number of respects as described below.) The SKEPP is a non-tax qualified pension plan, the purpose of which is to provide a competitive pension benefit for a limited number of senior executives.

The SKEPP targets a pension benefit equal to 50% of an executive’s average compensation for the highest consecutive three-year period of the last five years before retirement. In order to receive the maximum SKEPP benefit, an executive must attain 20 years of service and be at least age 62 upon retirement. A reduced benefit will be paid to executives who have not attained these minimal levels. The target benefits are calculated taking into account benefits paid under the Company’s PRA, SERP and certain predecessor plans.

Annual compensation used for the SKEPP formula includes base salary and annual incentive compensation. The SKEPP grants credit for all years of pension service with the Company and under certain predecessor plans up to a combined maximum of 20 years of service.

Under the terms of Mr. Alapont’s employment agreement he is credited four years of service under the KEY Plan for every year of service with the Company. As of December 31, 2007, Mr. Alapont has 11.34 years of credited service under the KEY Plan.

If Mr. Alapont’s employment is terminated without cause, or due to death or disability, or if Mr. Alapont terminates employment for Good Reason, he is deemed to have earned twenty years of service and to be fully vested under the KEY Plan. “Good Reason” is defined below under the Severance section.

As part of his hiring agreement, Mr. Lynch was granted 3.4 years of service credited from his prior employer. Mr. Lynch has 10.98 years of credited service under this plan. Benefits from his prior employer’s plan will reduce his benefit from the SKEPP on a dollar-for-dollar basis.

Amounts credited under the SKEPP in 2007 for the eligible Named Executive Officers are detailed in the Summary Compensation Table under Column h. There are no other U.S. non-qualified deferred compensation earnings other than the SERP and SKEPP/KEY Plan.

(4)	French Executive Pension Plans

Retirement annuities are the most common form of employee benefit liabilities in France. The benefit structure is mandated in the French Labor Code, covers all employees, and can be supplemented by company agreement or voluntary payments. The benefit is an annuity. The Company provides senior French executives with two additional retirement plans: a defined benefit plan and a defined contribution plan. The purpose of these plans is to provide a pension benefit for a limited number of senior executives that is competitive with pension benefits provided to senior executives at many major French companies. Mr. Brunol is the only Named Executive Officer who participates in these plans.

a.	French Defined Benefit Plan (“Retraite Additive”)

The Retraite Additive is a final salary plan targeting a pension benefit equal to 5% of the executive’s final compensation. There is no minimum service requirement and no vesting requirement, but the executive must be employed by the Company at the date of retirement under this plan. Annual compensation used for calculating the contributions to the defined benefit plan includes base salary. The amount credited in 2007 under the Retraite Additive in 2007 for Mr. Brunol is detailed in the Summary Compensation Table under column h.

b.	French Defined Contribution Plan (“Retraite Entreprises”)

The Pension Benefits table above does not reflect the present value of accumulated benefits under the Retraite Entreprises because it is a defined contribution plan. Under the Retraite Entreprises, the Company contributes 5% of base salary of the eligible executives into their individual retirement account. Benefits are payable on retirement in the form of a quarterly pension, with no vesting or minimum service requirements. Benefits are calculated based on the earnings accumulated in the fund at the time of retirement.

(5)	Aubange Pension Plan

The Aubange Pension Plan is a defined benefit pension plan that covers employees of the Aubange Belgium operation. Mr. Dalleur is the only Named Executive Officer who participates in this plan. With a normal retirement age of 65, the plan provides a lump-sum benefit payment at termination based upon salary and years of service. The maximum service under the plan for an executive is 25 years. From age 60 onwards, the benefit payment is calculated based on the average salary of the last 5 years prior to retirement, and the average ceiling over that same period. From age 60 onward, the benefit available under the plan is reduced by 5% annually for each year the employee receives payment prior to normal retirement age. Both the Company and the employee contribute to the benefit.

Change of Control Employment Agreements

The Company has entered into change of control employment agreements with Mr. Alapont and Mr. Lynch, with benefits of 36 months for each as described below. The Compensation Committee and the Company believe it is important to diminish the potential distraction to these executives from personal uncertainty and risks created by a pending or threatened Change of Control. Under the change of control employment agreements, Messrs. Alapont and Lynch, have employment terms of three years from the date of a change of control (the “employment period”). During this employment period, the executive’s position shall be at least commensurate in all material respects with those held during the 120-day period prior to the change of control. During the employment period, the executive is entitled to (i) an annual base salary equivalent to the base salary in the month immediately preceding the month in which the effective date of the change of control occurs, (ii) an annual cash bonus equal to at least to the executive’s target annual incentive bonus under the MIP as of the effective date of the change of control, (iii) participation in incentive, savings and retirement plans, (iv) welfare benefits, (v) fringe benefits, (vi) office and support staff and (vii) paid vacation, in the case of each of clauses (iii)—(vii), that is no less favorable, in the aggregate, than the most favorable of such plans or benefits provided to executive during the 120-day period immediately preceding the effective date of the change of control. No payment is made unless there is a Change of Control and the executive is terminated (other than for “cause”) or self terminated for “good reason” as described below.

Under the agreements entered into with the above officers a “Change of Control” is defined as any of the following events occurring within the three-year period following the Effective Date of the Plan (which period shall be extended for an additional three-year period on each anniversary of the Effective Date, unless the Company gives notice that it is not extending the three-year period, in which case the three-year period will run from the date any such notice is given):

1.	the acquisition by any individual, entity or group of 20% or more of the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of the Company;

2.	individuals who, as of the effective date of the plan of reorganization confirmed in the Company’s bankruptcy proceeding, constitute the board of directors cease for any reason to constitute at least a majority of the board of directors; or

3.	consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company.

The change of control employment agreements provide that the executive will receive certain severance benefits and payments upon the occurrence of the following two events:

1.	a Change of Control occurs, and

2.	the Named Executive Officer is terminated by the Company without “Cause” (as defined below) or the Named Executive Officer terminates the agreement for “Good Reason” (as defined below).

Under these change of control employment agreements, the Change of Control benefits are:

1.	the executive’s base salary through the date of termination and a pro rated portion of his target annual incentive bonus under the MIP;

2.	a lump-sum cash amount equal to three times the executive’s base salary and three times the Named Executive Officer’s target annual incentive as of the termination date or, if greater, the Named Executive Officer’s target annual incentive as of the date of the Change of Control;

3.	the excess of the actuarial equivalent of the benefit he would receive under the PRA and any supplemental retirement plan, including the SERP and the SKEPP (and KEY Plan), if his employment continued for three years after the date of termination, over the actuarial equivalent of any amount paid or payable under the PRA or such supplemental retirement plans as of the date of termination;

4.	the continuation of benefits under the welfare benefit plans, programs, practices and policies of the Company for three years; and

5.	outplacement services of up to $60,000.

Subject to certain exceptions, the Named Executive Officer will also receive a “gross-up” payment as reimbursement of any federal excise taxes payable. As part of the change of control employment agreement, the Named Executive Officers agree to a non-competition covenant applicable for one year following the termination of his employment after a Change of Control.

If the net after-tax benefit to the executive of all payments or distributions by the Company is not greater than the net after-tax benefit of a reduction of the benefits to prevent the imposition of any applicable federal excise tax, the benefits under the change of control employment agreement will be reduced to prevent the imposition of the excise tax.

Under these change of control employment agreements “Good Reason” means:

1.	the assignment to the executive of duties that result in reduction of the executive’s position, authorities, duties or responsibilities;

2.	failure of the Company to comply with the compensation provisions of the agreement covering base salary, annual incentive plans and providing retirement plans and welfare plans for the executive;

3.	the Company’s requiring the executive to be based at any office other than that provided in the agreement or to travel substantially more than immediately prior to the Change of Control;

4.	any termination of the executive’s employment other than provided for in the Change of Control agreement or

5.	any failure of the Company to require any successor to comply with the change of control employment agreement.

Under these change of control employment agreements, “Cause” means:

1.	the willful and continued failure of the executive to perform substantially the Executive’s duties with the Company; or

2.	the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

Severance

Mr. Alapont’s employment agreement provides that if he is terminated by the Company without Cause (as defined below) he will receive a lump sum payment of:

1.	any base salary or vacation pay due through his date of termination;

2.	an amount equal to two times his annual base salary and two times his MIP target; and

3.	a payout of any other benefits he may be entitled to receive under any Company program for which he is eligible.

In addition, any unvested options under the Option become vested. All vested options may be exercised not more than 90 days after termination of his employment. As mentioned above, Mr. Alapont would also vest in the KEY Plan benefits and be credited with twenty years of service under that plan.

Under the terms of Mr. Alapont’s employment agreement, “Cause” means:

1.	conviction of, plea of guilty to, or plea of nolo contendere to any felony;

2.	conviction of, plea of guilty to, or plea of nolo contendere to any misdemeanor or other crime involving fraud, dishonesty or moral turpitude;

3.	intentional violation of the Company’s integrity policy;

4.	breach of the terms of his employment agreement; or

5.	intentional neglect of a request by a majority of the Company’s board of directors, which results in material corporate damage.

Prior to any termination for Cause, the Company must make a written demand on Mr. Alapont, and Mr. Alapont shall have ten days after receiving such notice to cure any failure.

If Mr. Alapont terminates his employment for Good Reason, he will receive the same severance benefits as in a termination by the Company without cause.

Under the terms of Mr. Alapont’s employment agreement “Good Reason” means:

1.	failure of the Company to comply with the compensation provisions of Mr. Alapont’s employment agreement;

2.	failure of the Successor Company to grant Mr. Alapont the stock options described above (or equivalent benefits); and/or

3.	a material change to Mr. Alapont’s duties that result in a diminution of his roles.

If the Company does not cure the issue within ten days of notice by Mr. Alapont, he may elect to terminate employment for Good Reason and will be entitled to the severance payments.

If Mr. Alapont’s employment terminates because of death or disability, he, his estate or his beneficiary will receive:

1.	any base salary or vacation pay due through the date his employment is terminated;

2.	all benefits due under the Supplemental Key Executive Pension Plan (Key Plan) assuming he attained the full 20 years of credited service and full vesting; and

3.	immediate vesting of all options under Mr. Alapont’s stock option grant described above.

The Company also has a severance agreement with Mr. Lynch. Under this agreement, if Mr. Lynch is terminated by the Company without “Cause,” he will receive the following benefits:

1.	base salary through the date of termination, a pro rated portion of his target annual incentive bonus under the MIP and any accrued but unpaid vacation pay;

2.	a lump-sum cash amount equal to 24 months of base salary and 24 months of his target MIP incentive as of the date of termination or, if greater, his target MIP incentive as of the date of the severance agreement, and

3.	continuation of benefits under the Company welfare benefit plans, practices, policies and programs for 24 months.

Under the terms of Mr. Lynch’s employment agreement, “Cause” means:

1.	continued failure substantially to perform his duties with the Company or one of its affiliates for a period of 10 days following written notice by the Company of such failure;

2.	conviction of, plea of guilty to, or plea of nolo contendere to, a crime constituting a felony;

3.	willful malfeasance or willful misconduct in connection with his duties with the Company or one of its affiliates;

4.	any act or omission involving moral turpitude which is reasonably likely to be injurious to the financial condition or business reputation of the Company or any of its affiliates;

5.	any other act or omission including any act or omission involving dishonesty, which is injurious to the financial condition or business reputation of the Company or any of its affiliates; or

6.	breach of the confidentiality provisions of the severance agreement.

As a condition to the receipt of such benefits, Mr. Lynch would be required to provide the Company with a general release waiving his rights to sue under various U.S. employment laws and agree not to compete with the Company during the one-year period following the effective date of the required release and non-competition agreement. A termination of Mr. Lynch’s employment that would trigger change of control employment agreement benefits would mean that Mr. Lynch is not entitled to any payments or benefits under the severance agreement.

The following table summarizes the value of potential payments and benefits under various termination circumstances.

Potential Payments Upon Termination or Change of Control

Name	Value if Involuntarily Terminated Without Cause	Value if Voluntarily Terminated by Executive for Good Reason	Value if Terminated Due to Death or Disability	Value if Involuntarily Terminated following a Change of Control
José Maria Alapont(1)	$38,277,692	$38,277,692	$30,777,692	$50,240,774
G. Michael Lynch(2)	$2, 811,298		$2,811,298	$3,981,095
Jean Brunol(3)	$1,703,385			$1,703,385
René Dalleur(4)	$1,782,170			$1,782,170
William Bowers(5)	$680,000			$680,000

1.	In accordance with his employment agreement, termination benefits for Mr. Alapont include a payment of two times his annual salary and annual incentive target, if he is terminated for reasons other than for cause. “For cause” is defined in the discussion above. In addition, Mr. Alapont becomes fully vested in the KEY Plan and becomes fully vested in the Option. In the event of a material change in Mr. Alapont’s duties that result in a reduction of his position he may give notice of Termination for Good Reason. If the cause of the reduction is not resolved, he will receive the same benefit as if involuntarily terminated. Further details are provided in the discussion above.

If Mr. Alapont is terminated following a Change of Control, as described above, he will receive a payment of three times his annual salary and three times his annual incentive target, plus continuation of health and life insurance for 36 months and additional retirement benefits, as if he had continued to work for 36 more months at his current salary. The amount includes $60,000 for outplacement services.

If Mr. Alapont’s employment terminates because of death or disability, he, his estate or his beneficiary will receive: (a) any base salary or vacation pay due through his date of termination; (b) all benefits due under the KEY Plan assuming he attained the full 20 years of credited service and full vesting; (c) immediate vesting of all options under Mr. Alapont’s stock option grant described above.

2.	Mr. Lynch is covered by a severance agreement which provides a benefit of two times his annual salary and two times his annual incentive target, plus continuation of health and life insurance for 24 months, if he is involuntarily terminated for a reason other than cause (including death or disability). “For cause” is defined in the discussion above. If a Change in Control has not occurred, Mr. Lynch will not receive severance payments in the event he voluntarily terminates due to a change in responsibilities.

If Mr. Lynch is terminated following a Change in Control, as described above, he will receive three times his annual salary and three times his annual incentive target, plus continuation of health and life insurance for 36 months and additional retirement benefits, as if he had continued to work for 36 more months at his current salary. The amount includes $60,000 for outplacement services.

3.	Under his employment contract, Mr. Brunol is entitled to eighteen months of salary and benefits, if terminated for reasons other than cause. Mr. Brunol does not receive any severance benefits, if he voluntarily terminates his employment for any reason (except as may otherwise be provided under mandatory provisions of French law applicable to all employees.) and receives no additional benefit, if he is terminated following a Change of Control.
4.	Mr. Dalleur is covered by Belgium law which requires, based upon his service, a severance benefit of 48 months of base salary.
5.	With respect to Mr. Bowers, his employment agreement provides that in the event of involuntary termination, for reasons other than cause, he will receive twelve months salary and an amount equal to his annual target incentive.

The following table summarizes the payments and benefits received by the members of the board of directors during the period January 1, 2007 through December 31, 2007.

Director Compensation

Name(1)	Fees earned or Paid in Cash	All Other Compensation	Total(6)
John J. Fannon(2)	$87,823		$87,823
Paul S. Lewis(3)	$71,658		$71,658
Shirley D. Peterson	$73,537		$73,537
John C. Pope(4)	$150,186		$150,186
Sir Geoffrey H. Whalen(5)	$74,220		$74,220

1.	Non-employee independent directors of the Predecessor Company receive a retainer of $35,000 per year. They also receive $1,500 for each meeting of the board of directors and $1,000 for each Committee meeting they attend.
2.	Mr. Fannon, as Chairman of the Compensation Committee, received an additional annual retainer of $10,000.
3.	Mr. Lewis, as Chairman of the Pension Committee, received an additional annual retainer of $5,000.
4.	Mr. Pope, as Lead Director, received an additional fee of $45,000 and as Chairman of the Audit Committee, received an additional annual retainer of $20,000.
5.	Sir Geoffrey, as Chairman of the Governance and Nominating Committee, received an additional annual retainer of $5,000.
6.	Members of the board of directors do not have a Company sponsored pension plan. No stock options, equity or bonus awards were granted to the non-employee directors in 2007.

Compensation Committee Interlocks and Insider Participation

During 2007, Messrs. Fannon, Lewis, Peterson, Pope and Whalen served as members of the Compensation Committee. No member of the Compensation Committee was an employee or former employee of the Company or any of its subsidiaries, or had any relationship with the Company requiring disclosure herein.

During the last year, no executive officer of the Company served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of common stock, beneficially owned by all persons known by the Company to own beneficially more than 5% of the Company’s common stock, the Company’s directors, the Named Executive Officers, and the directors and officers as a group, as of June 1, 2008. The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.

Name and address(1)	Beneficial Ownership(2)		Percent of Class
Thornwood Associates Limited Partnership	75,241,924	(3)	74.86%
Deutsche Bank AG	6,158,050	(4)	6.13%
Nineteen Eighty-Nine, LLC	5,864,455	(5)	5.84%
José Maria Alapont	2,400,000	(6)	2.39%
William S. Bowers	—		—
Jean Brunol	—		—
René L. F. Dalleur	—		—
G. Michael Lynch	239	(7)	*
Carl C. Icahn	75,276,722	(8)	74.90%
Vincent J. Intrieri	—		—
Keith A. Meister	—		—
David S. Schechter	—		—
Neil S. Subin	—		—
James H. Vandenberghe	—		—
George Feldenkreis	60,000		*
J. Michael Laisure	—		—
All Directors and Officers as a group, 26 persons	77,737,865	(7)	77.35%

*	Represents less than 1% of the outstanding common stock
(1)	Unless otherwise set forth in the following table, the address of each beneficial owner is c/o Federal-Mogul Corporation, 26555 Northwestern Highway, Southfield, Michigan 48033.
(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes options and warrants that are exercisable within 60 days of February 29, 2008. Percentages for each beneficial owner are based on 100,500,000 shares outstanding as of the close of business on February 29, 2008. Shares issuable upon exercise of outstanding options and warrants are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, each stockholder named in the table has sole voting and dispositive power with respect to the shares set forth opposite such stockholder’s name.
(3)	Based solely upon information contained in a Schedule 13D filed with the SEC on January 7, 2008, as amended by Amendment No. 1 to the Schedule 13D filed with the SEC on February 27, 2008, Thornwood, of which Barberry which is 100% controlled by Mr. Icahn, is the general partner, has sole voting and dispositive power with respect to 75,241,924 shares of Class A Stock. The address for Thornwood is White Plains Plaza, 445 Hamilton Avenue, Suite 1210, White Plains, New York 10601.
(4)	Based solely upon information contained in a Schedule 13G filed with the SEC on February 8, 2008, Deutsche Bank AG has sole voting and dispositive power with respect to 6,158,050 shares of Class A Stock. Deutsche Bank AG’s beneficial ownership includes 5,923,025 shares of Class A Stock held of record by Deutsche Bank Securities Inc. and 235,025 shares of Class A Stock held of record by Deutsche Bank AG, London Branch. Deutsche Bank Securities Inc. and Deutsche Bank AG, London Branch are subsidiaries of Deutsche Bank AG. The address for Deutsche Bank AG is Theodor-Heuss-Allee 70, 60468 Frankfurt am Main, Federal Republic of Germany.
(5)

Based solely upon information contained in a Schedule 13D filed with the SEC on February 13, 2008, as amended by Amendment No. 1 to the Schedule 13D filed with the SEC on March 3, 2008, Nineteen Eighty-Nine, LLC (“1989”) states that it has the right to acquire 5,864,455 of the shares of Class A Stock acquired by Thornwood upon exercise of its options under the Stock Option Agreements. In addition, an affiliate of 1989, Amalgamated Gadget, L.P. (“Amalgamated”) beneficially owns (i) 48,805 shares of Class A Stock held by R2 Investments, LDC and (ii) warrants to purchase 62,003 shares of Class A Stock that may be immediately exercised; Amalgamated has sole voting and dispositive power over these shares and options. The address for 1989 and Amalgamated is 301 Commerce Street, Suite 3200, Fort Worth, Texas 76102.

(6)	Mr. Alapont holds options to purchase Class A Stock pursuant to the CEO Stock Option Agreement. Subject to stockholder approval, Mr. Alapont has the right to purchase 1,600,000 shares of Class A Stock immediately, and will have the right to purchase an additional 800,000 shares of Class A Stock within 60 days of February 29, 2008.
(7)	Includes warrants to purchase shares of Class A Stock that are immediately exercisable.
(8)	Mr. Icahn is the indirect beneficial owner of 75,241,924 shares of Class A Stock owned by Thornwood, an entity controlled by Mr. Icahn through his 100% ownership of Barberry Corp., which is the general partner of Thornwood. Mr. Icahn also may be deemed to be the beneficial owner of 34,798 shares of Class A Stock owned by Ms. Gail Golden, the spouse of Mr. Icahn. Mr. Icahn disclaims beneficial ownership of the shares owned by Ms. Golden for all purposes.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

CEO Stock Option Agreement

As described above under “Proposal No. 2—Adoption of the CEO Stock Option Agreement,” Mr. Alapont, our President and Chief Executive Officer and a director is the sole beneficiary of the CEO Stock Option Agreement. Mr. Alapont’s interests in the CEO Stock Option Agreement are described above.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this information statement which are not statements of historical fact constitute “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”).

Forward-looking statements give current expectations or forecasts of future events. Words such as “anticipate”, “expect”, “intend”, “plan”, “believe”, “seek”, “estimate” and other words and terms of similar meaning in connection with discussions of future operating or financial performance signify forward-looking statements. We also, from time to time, may provide oral or written forward-looking statements in other materials released to the public. Such statements are made in good faith by the Company pursuant to the “Safe Harbor” provisions of the Reform Act.

Any or all forward-looking statements included in this information statement or in any other public statements may ultimately be incorrect. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance, experience or achievements of the Company to differ materially from any future results, performance, experience or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Some of the factors that could potentially cause actual results to differ materially from expected and historical results are set forth in our annual report on Form 10-K for the year ended December 31, 2007 under “Risk Factors”.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read or copy any document we file at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this information may also be obtained by mail from the SEC’s Public Reference Branch at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. In addition, our filings with the SEC are also available to the public on the SEC’s internet website at http://www.sec.gov.

In addition, if you have any questions about this information statement or if you need additional copies of this information statement, our annual report on Form 10-K for the fiscal year ended December 31, 2007 or our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, you should contact David Pouliot, Director of Investor Relations. Federal-Mogul Corporation’s address is 26555 Northwestern Highway, Southfield, Michigan 48033, and its telephone number is (248) 354-7700.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one information statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly a separate copy of the information statement to a stockholder at a shared address to which a single copy of the information statement was delivered, or deliver a single copy of the information statement to a stockholder or stockholders sharing an address to which multiple copies are now delivered, upon written request to Federal-Mogul Corporation, 26555 Northwestern Highway, Southfield, Michigan 48033, or by contacting us at (248) 354-7700.

Stockholders may also address future requests regarding delivery of information statements by contacting us at the address noted above.

ANNEX A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF FEDERAL-MOGUL CORPORATION

Federal-Mogul Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on January 31, 2007. A Certificate of Merger was filed with the Secretary of State of the State of Delaware on December 21, 2007 pursuant to which the original certificate of incorporation was amended and restated effective on December 27, 2007 (the “First Amended and Restated Certificate of Incorporation”).

2. This Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware. Pursuant to Sections 242 and 228 of the General Corporation Law of the State of Delaware, the amendments and restatement herein set forth have been duly adopted by the Board of Directors and the stockholders of Federal-Mogul Corporation.

3. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Certificate of Incorporation restates and integrates and amends the First Amended and Restated Certificate of Incorporation such that the text of the Certificate of Incorporation shall now read in its entirety as follows:

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Federal-Mogul Corporation.

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

FOURTH: The shares of Class A common stock of the Corporation, par value one cent ($0.01), are hereby renamed common stock. The total number of shares of capital stock which the Corporation shall have authority to issue is 540,100,000, consisting of 450,100,000 shares of common stock, par value one cent ($0.01) per share (“Common Stock”), and 90,000,000 shares of preferred stock, par value one cent ($0.01) per share (“Preferred Stock”). The voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in respect of the classes of stock of the Corporation are as follows:

I.	Preferred Stock

A. The Preferred Stock of the Corporation may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled in any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized.

B. Authority is hereby vested in the Board of Directors from time to time to authorize the issuance of one or more series of Preferred Stock and, in connection with the creation of such series, to fix by resolution or resolutions providing for the issuance of shares thereof the characteristics of each such series including, without limitation, the following:

1. the maximum number of shares to constitute such series, which may subsequently be increased or decreased (but not below the number of shares of that series then outstanding) by resolution of the Board of Directors, the distinctive designation thereof and the stated value thereof if different than the par value thereof;

2. whether the shares of such series shall have voting powers, full or limited, or no voting powers, and if any, the terms of such voting powers;

3. the dividend rate, if any, on the shares of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock and whether such dividend shall be cumulative or noncumulative;

4. whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to redemption, the times, prices and other terms, limitations, restrictions or conditions of such redemption;

5. the relative amounts, and the relative rights or preference, if any, of payment in respect of shares of such series, which the holders of shares of such series shall be entitled to receive upon the liquidation, dissolution or winding-up of the Corporation;

6. whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

7. whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class, classes or series, or other securities, whether or not issued by the Corporation, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting same;

8. the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or any other class or classes of stock of the Corporation ranking junior to the shares of such series either as to dividends or upon liquidation, dissolution or winding-up;

9. the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issuance of any additional stock (including additional shares of such series or of any other series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distributions of assets upon liquidation, dissolution or winding-up; and

10. any other preference and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall not be inconsistent with law or this ARTICLE FOURTH.

II.	Common Stock

A. The Common Stock of the Corporation may be issued from time to time in any number of shares, provided that the aggregate number of shares issued and not canceled shall not exceed the total number of shares of Common Stock hereinabove authorized.

B. Unless expressly provided by the Board of Directors of the Corporation in fixing the voting rights of any series of Preferred Stock, the holders of the outstanding shares of Common Stock shall exclusively possess all voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

C. Subject to the prior rights of the holders of Preferred Stock now or hereafter granted pursuant to this ARTICLE FOURTH, the holders of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for that purpose, dividends payable either in cash, stock or otherwise.

D. In the event of any liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary, after payment shall have been made in full to the holders of Preferred Stock of any amounts to which they may be entitled and subject to the rights of the holders of Preferred Stock now or hereafter granted pursuant to this ARTICLE FOURTH, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to share, ratably accordingly to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

FIFTH: The Corporation shall have perpetual existence.

SIXTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

1. The business of the Corporation shall be conducted by the officers of the Corporation under the supervision of the Board of Directors.

2. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. No election of Directors need be by written ballot.

3. Subject to the limitations set forth in this Certificate of Incorporation, the Board of Directors of the Corporation may amend, repeal or restate the Bylaws of the Corporation; and the stockholders of the Corporation shall have the concurrent power and authority to amend, repeal or restate the Bylaws of the Corporation.

4. The Corporation shall not adopt or approve the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware other than by an amendment to this Certificate of Incorporation duly adopted by the stockholders of the Corporation.

5. The Corporation shall not, other than by an amendment to this Certificate of Incorporation duly adopted by the stockholders of the Corporation, adopt or approve any “rights plan,” “poison pill” or other similar plan, agreement or device designed to prevent or make more difficult a hostile takeover of the Corporation by increasing the cost to a potential acquirer of such a takeover either through the issuance of new rights, shares of common stock or preferred stock or any other security or device that may be issued to stockholders of the Corporation other than all stockholders of the Corporation that carry severe redemption provisions, favorable purchase provisions or otherwise.

SEVENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, including, without limitation, as provided in Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, no director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment.

EIGHTH: Each person who is or was a director or officer of the Corporation, and each person who serves or served at the request of the Corporation as a director or officer and each person who serves or served at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law of the State of Delaware as it may be in effect from time to time.

NINTH:

1. Subject to the rights of the holders of any series of Preferred Stock, any director may be removed from office at any time, for cause, and at any time after the first meeting of stockholders for the election of directors, without cause, by the affirmative vote of the holders of at least a majority of the Common Stock then outstanding.

2. The first meeting of stockholders for the election of directors after the Effective Date, shall not occur prior to twelve (12) months after the Effective Date (as such term is defined in the Fourth Amended Joint Plan of Reorganization (As Modified) of the Corporation, dated June 5, 2007, as amended).

3. The foregoing Sections 1 and 2 of this Article NINTH shall not be amended within the first twelve (12) months following the Effective Date without the consent or approval of the holders of at least 90% of the Common Stock then outstanding.

TENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article TENTH, provided, however, that any amendment or repeal of Article SEVENTH or Article EIGHTH of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

ELEVENTH: The Corporation expressly elects not be governed by Section 203 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Federal-Mogul Corporation has caused this Certificate to be signed on —, 2008, in its name by a duly authorized officer.

By:	Robert L. Katz
Title:	Senior Vice President,
General Counsel and Secretary

ANNEX B

STOCK OPTION AGREEMENT DATED FEBRUARY 15, 2008

Federal-Mogul Corporation, a Delaware corporation (the “Company”), grants to José Maria Alapont (the “Optionee”) on February 15, 2008 a non-qualified option (the “Option”) to purchase from the Company the number of shares of its Class A Common Stock (“Stock”) described below, at the exercise price per share described below and upon and subject to the terms and conditions set forth below. The date on which the Option is granted is referred to herein as the “Grant Date”.

1. Option Subject to Acceptance of Agreement and to Shareholder Approval. The Option shall be null and void unless the Optionee shall accept this Agreement by executing it in the space provided below and returning such original execution copy to the Company. Notwithstanding any other provision of the Option to the contrary, (a) if the Company’s shareholders do not approve the Option before December 31, 2008, then (i) the Option shall not become exercisable with respect to any shares of Stock subject to the Option and (ii) the Option and this Agreement shall terminate on December 31, 2008, and (b) the Option only shall become exercisable with respect to any shares of Stock subject to the Option following the approval of the Option by the Company’s shareholders.

2. Number of Shares Subject to Option. Four million (4,000,000) shares of Class A Common Stock are subject to the Option.

3. Option Exercise Price. The per share exercise price of the Option shall be $19.50, which is at least equal to the fair market value of a share of Stock on the Grant Date.

4. Time and Manner of Exercise of Option.

4.1. Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after December 27, 2014 (the “Expiration Date”).

4.2. Exercise of Option. (a) Except as otherwise provided herein, the Option is exercisable with respect to forty percent (40%) of the shares of Stock subject to the Option and the Option shall become exercisable with respect to twenty percent (20%) of the shares of Stock subject to the Option on March 23, 2008, which is the third anniversary of the Effective Date (as such term is defined in the Employment Agreement between the Company and the Optionee dated February 2, 2005 (the “Employment Agreement)), and with respect to an additional twenty percent (20%) of the shares of Stock subject to the Option on each of the next two (2) anniversaries of the Effective Date; provided, however, that the Option shall not become exercisable with respect to any of the shares of Stock subject to the Option prior to the Grant Date.

(b) If within the five-year period following the Effective Date (as such term is defined in the Employment Agreement), the Optionee’s employment with the Company (i) terminates by reason of death or Disability (as such term is defined in the Employment Agreement), (ii) is terminated by the Company without Cause (as such term is defined in the Employment Agreement) or (iii) is terminated by the Executive for Good Reason (as such term is defined in the Employment Agreement), the Option shall be exercisable with respect to all of the shares of Stock subject to the Option on the date of the Optionee’s termination of employment (“Employment Termination Date”) and may thereafter be exercised by the Optionee or the Optionee’s legal representative until and including the earlier to occur of (i) the date which is ninety (90) days after the Optionee’s Employment Termination Date and (ii) the Expiration Date.

(c) If the Optionee’s employment with the Company terminates for any reason other than a reason set forth in Section 4.2(b) hereof, the Option shall be exercisable only to the extent it is exercisable on the Optionee’s Employment Termination Date and may thereafter be exercised by the Optionee or the Optionee’s legal representative until and including the earlier to occur of (i) the date which is ninety (90) days after the Optionee’s Employment Termination Date and (ii) the Expiration Date.

4.3. Method of Exercise. Subject to the limitations set forth in this Agreement, the Option may be exercised by the Optionee by giving written notice to the Company specifying the number of whole shares of Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (i) in cash, (ii) by delivery (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Stock (for which the Optionee has good title, free and clear of all liens and encumbrances) having an aggregate fair market value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iii) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered to the Optionee upon exercise of the Option having an aggregate fair market value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iv) to the extent permitted by applicable law, in cash by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise, or (v) a combination of (i), (ii) and (iii). Any fraction of a share of Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a share of Stock shall be delivered until the full purchase price therefor has been paid.

4.4. Termination of Option. (a) In no event may the Option be exercised after it terminates as set forth in this Section 4.4. The Option shall terminate, to the extent not exercised pursuant to Section 4.3 or earlier terminated or extended pursuant to Section 4.2, on the Expiration Date.

(b) In the event that rights to purchase all or a portion of the shares of Stock subject to the Option expire or are exercised or forfeited, the Optionee shall, upon the Company’s request, promptly return this Agreement to the Company for full or partial cancellation, as the case may be. Such cancellation shall be effective regardless of whether the Optionee returns this Agreement. If the Optionee continues to have rights to purchase shares of Stock hereunder, the Company shall, within ten (10) days of the Optionee’s delivery of this Agreement to the Company, either (i) mark this Agreement to indicate the extent to which the Option has expired or been exercised, cancelled or forfeited or (ii) issue to the Optionee a substitute option agreement applicable to such rights, which agreement shall otherwise be substantially similar to this Agreement in form and substance.

5. Additional Terms and Conditions of Option.

5.1. Nontransferability of Option. The Option may not be transferred by the Optionee other than by will or the laws of descent and distribution. Except to the extent permitted by the foregoing sentence, during the Optionee’s lifetime the Option is exercisable only by the Optionee or the Optionee’s legal representative. Except to the extent permitted by the foregoing, the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, such attempted sale, transfer, assignment, pledge, hypothecation, encumbrance or other attempted transaction shall immediately become null and void.

5.2. Investment Representation; Restriction on Transfer of Stock. (a) The Optionee hereby represents and covenants that (i) any share of Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such purchase has been registered under the Securities Act and any applicable state securities laws; (ii) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (iii) if requested by the Company, the Optionee shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of purchase of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, the Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute such documents as are necessary to comply with such regulations and requirements.

(b) The Company shall require that certificates evidencing shares of Stock delivered in connection with the exercise of the Option bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with Section 5.2(a) hereof.

5.3. Withholding Taxes. (a) As a condition precedent to the delivery of Stock upon exercise of the Option, the Optionee shall, upon request by the Company, pay to the Company, in addition to the purchase price of the Stock, such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option. If the Optionee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Optionee.

(b) The Optionee may elect to satisfy his obligation to advance the Required Tax Payments by any of the following means: (i) a cash payment to the Company pursuant to Section 5.3(a), (ii) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Stock (for which the Optionee has good title, free and clear of all liens and encumbrances) having an aggregate fair market value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Option (the “Tax Date”), equal to the Required Tax Payments, (iii) directing the Company to withhold whole shares of Stock which would otherwise be delivered to the Optionee upon exercise of the Option having an aggregate fair market value, determined as of the Tax Date, equal to the Required Tax Payments, (iv) to the extent permitted by applicable law, a cash payment by a broker-dealer reasonably acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise or (v) any combination of (i), (ii) and (iii). Shares of Stock to be delivered or withheld may not have a fair market value in excess of the amount of the Required Tax Payments determined by applying the minimum statutory withholding rate. Any fraction of a share of Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a share of Stock shall be delivered until the Required Tax Payments have been satisfied in full.

5.4. Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Stock other than a regular cash dividend, the number and class of securities subject to the Option and the purchase price per security shall be appropriately adjusted by the Company without an increase in the aggregate purchase price. If any adjustment would result in a fractional security being subject to the Option, the Company shall pay the Optionee, in connection with the first exercise of the Option occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (x) the fair market value on the exercise date over (y) the exercise price of the Option.

5.5. Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or delivery of shares hereunder, the Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.

5.6. Delivery of Certificates. Upon the exercise of the Option, in whole or in part, the Company shall deliver or cause to be delivered one or more certificates representing the number of shares purchased against full payment therefor. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 5.3.

5.7. Option Confers No Rights as Stockholder. The Optionee shall not be entitled to any privileges of ownership with respect to shares of Stock subject to the Option unless and until purchased and delivered upon the exercise of the Option, in whole or in part, and the Optionee becomes a stockholder of record with respect to such delivered shares; and the Optionee shall not be considered a stockholder of the Company with respect to any such shares not so purchased and delivered.

5.8. Option Confers No Rights to Continued Employment. In no event shall the granting of the Option or its acceptance by the Optionee give or be deemed to give the Optionee any right to continued employment by the Company or any affiliate of the Company.

5.9. Company to Reserve Shares. The Company shall at all times prior to the expiration or termination of the Option reserve and keep available, either in its treasury or out of its authorized but unissued shares of Stock, the full number of shares subject to the Option from time to time.

6. Put Rights With Respect to Option Stock. The Optionee shall have the right, exercisable by written notice to the Company during the ninety (90) day period following the issuance of the Company’s audited financial statements for the immediately preceding fiscal year, to require the Company to purchase up to the total number of shares of Stock acquired by the Optionee pursuant to the Option at a purchase price per share equal to the “Fair Value” (defined below) of a share Stock. The “Fair Value” of a share of Stock shall be equal to the Company’s per share EBITDA for the immediately preceding fiscal year multiplied by the average multiple of per share EBITDA at which the stock of a peer group of not less than six (6) publicly traded auto parts suppliers (the members of which shall be mutually agreed upon by the Optionee and the Company) are traded during the thirty (30) trading days preceding the date on which the shares of Stock specified in the Optionee’s notice are repurchased by the Company. The shares of Stock specified in the Optionee’s notice shall be repurchased by the Company within ten (10) days after the Company’s receipt of the Optionee’s notice. The purchase price shall be paid in cash by the Company on the date on which the shares of Stock are repurchased.

7. Miscellaneous Provisions.

7.1. Designation as Nonqualified Stock Option. The Option is hereby designated as not constituting an “incentive stock option” within meaning of section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). This Agreement shall be interpreted and treated in a manner consistent with such designation.

7.2. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.

7.3. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Federal-Mogul Corporation, 26555 Northwestern Highway, Southfield, Michigan 48033, Attention: General Counsel; and if to the Optionee, to José Maria Alapont, 1772 Heron Ridge Drive, Bloomfield Hills, MI 48302. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

7.4. Amendment. The provisions of this Agreement may be amended only by the written agreement of the Company executed by the Chairman of the Compensation Committee of the Board of Directors and the Optionee following the review and approval of any such amendment by the Compensation Committee of the Board of Directors or its designee.

7.5. Governing Law. This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Michigan and construed in accordance therewith without giving effect to principles of conflicts of laws.

7.6. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

FEDERAL-MOGUL CORPORATION

By:	/s/ VINCENT J. INTRIERI
Name:	Vincent J. Intrieri
Title:	Chairman of the Compensation Committee

Accepted this 15th day of February, 2008.

/s/ José Maria Alapont
José Maria Alapont